At The 3DO Company:
Kathleen McElwee (CFO)
The 3DO Company
(650) 385-3000
investor.relations@3DO.com

             The 3DO Company Completes $15 Million Private Placement


REDWOOD CITY, Calif., December 10, 2001 -- The 3DO Company (Nasdaq: THDO) today announced it has completed a private placement of $12.5 million of Series A Convertible Preferred Stock and warrants to purchase 3DO common stock to an institutional investor. Individual accredited investors including family of Trip Hawkins and Michael Marks, Chairman of Flextronics, also purchased approximately $3.3 million of the new preferred stock and warrants on the same terms and conditions as the institutional investor.

"This financing clears the air for 3DO and settles any concerns about our balance sheet and cash resources," said Trip Hawkins, CEO of 3DO. "3DO has now raised more than $25 million in new capital this quarter, and we expect to be able to execute our plans successfully for the foreseeable future. Recent cost-cutting measures have been effective in significantly reducing our cash burn and lowering our breakeven point, and should make the business more predictable and less risky as we go forward. With several strong brands set up for release in the next four months, we are optimistic that we can deliver on March quarter expectations for significant revenue growth and a return to profitability. With our revised plans and this new financing, we believe our balance sheet is strong enough to carry us indefinitely."

The new preferred stock is convertible into 3DO common stock at $2.77 per share, subject to adjustments. The initial conversion price of the new preferred represents a 20% premium over the weighted average price of the Company's common stock during the 10 days ended Friday, December 7. The Series A Preferred carries a dividend of 5%, payable quarterly in cash or in common stock at 3DO's option. The investors received three-year warrants to purchase a total of 2,055,595 shares of common stock at an exercise price of $2.77. The complete terms of the financing are contained in the documents filed in an 8-K and available on EDGAR.

3DO expects to use the net proceeds of the private placement of $15.0 million for development of 3DO's games for next generation videogame platforms, and working capital to finance inventory.

Gerard Klauer Mattison (GKM) acted as financial advisor and placement agent to 3DO in connection with the private placement. GKM, founded in 1989 and based in New York City, is a privately-held equity research and investment banking firm. GKM has


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completed over $1.2 billion in transactions in the interactive entertainment and toy industries, and is a member of the New York Stock Exchange, the NASD, and SIPC.

The 3DO Company, headquartered in Redwood City, Calif., develops, publishes, and distributes interactive entertainment software for personal computers, the Internet, and advanced interactive systems such as the PlayStation(R)2 computer entertainment system, the PlayStation game console, the Nintendo(R) 64 game console, and the Game Boy(R) Color and Game Boy Advance game systems. More information about 3DO's products can be found on the Internet at www.3do.com .

This release contains forward-looking statements regarding the company's future business and related expectations, all of which are subject to risks and uncertainties. Factors which could cause the company's results to differ materially include, without limitation, the timely development and release of the company's products, popularity of the company's brands, and the consequences of competitive factors in the marketplace. Further information on potential factors which could affect such forward-looking statements and the company's financial results are included in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, and the company's reports on Form 10-Q for the fiscal quarters ended September 20, 2001 and June 30, 2001. The company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

"PlayStation" and the "PS" Family logo are registered trademarks of Sony Computer Entertainment Inc.

Nintendo, Game Boy, Game Boy Color and Game Boy Advance are trademarks of Nintendo.(C)2001 Nintendo.

All other trademarks and trade names belong to their respective owners.